1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700



Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253





                    C&D TECHNOLOGIES ANNOUNCES ACQUISITION OF
                             CELESTICA POWER SYSTEMS


         Blue Bell, PA -- September 24, 2004 -- C&D Technologies (NYSE: CHP) today announced it signed a definitive agreement with Celestica, a world leader in electronics manufacturing services (EMS), to acquire its Power Systems division in an all-cash transaction, the terms of which were not disclosed.

         Celestica Power Systems, a division of Celestica Inc. (NYSE: CLS) is a Toronto, Ontario-based manufacturer with sales of approximately $94 million for the twelve months ending June 30, 2004. Celestica Power Systems develops DC/DC and AC/DC power supplies which are sold on a direct basis to large computing and communications OEMs. The acquisition of Celestica Power Systems will provide C&D with a broader product offering, access to an expanded group of Original Equipment Manufacturer (OEM) customers, and additional low-cost engineering resources in mainland China. In addition, Celestica's Power Systems division has long been known as a technology leader, and its history of innovation will position C&D on the forefront of technology development and capability within the power electronics space.

         Previously this year, C&D announced the acquisition of Datel, Inc. and Celab Limited, both of which will be integrated with C&D's Power Electronics Division, a provider of power conversion products and electronic components to technology companies worldwide. The acquisition of Celestica Power Systems further expands C&D's Power Electronics Division, which is expected to generate estimated annual revenues in excess of $200 million upon closing of this transaction.

         Wade H. Roberts, Jr., president and chief executive officer of C&D Technologies, stated, "We are pleased to have identified another well-fitting acquisition, the third this year. The combination of Celestica's Power division, Datel, Celab, and C&D Power Electronics is expected to establish the Division as a worldwide leader with a broad product offering, diverse channels to market and one of the most capable engineering teams in the industry. We look forward to welcoming the talented employees, loyal customers, and experienced management team from Celestica to the C&D family. Additionally, a supply agreement entered into with Celestica concurrent with this transaction should ensure a reliable supply of high quality merchandise for power systems customers."

         The transaction is subject to customary closing conditions and is expected to close within the next 30 days. When completed, C&D Technologies expects the transaction to be immediately accretive to earnings. C&D Technologies' bank group, led by Bank of America, has expanded the company's revolving line of credit to $200 million to fund the acquisition.

         C&D Technologies plans to hold a conference call after the closing. Details will be provided at a later date.

         This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2004, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

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